                                                                    Exhibit 23.0


              INDEPENDENT AUDITORS' REPORT ON SCHEDULE AND CONSENT





The Board of Directors
IDEC Pharmaceuticals Corporation:

The audits referred to in our report dated January 25, 2001, included the related consolidated financial statement schedule as of December 31, 2000, and for each of the years in the three-year period ended December 31, 2000, included in the 2000 Annual Report on Form 10-K. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in registration statements (Nos. 333-81625 and 33-62817) on Forms S-8 and in the registration statements (Nos. 333-85339 and 333-46767) on Form S-3 of IDEC Pharmaceuticals Corporation of our report dated January 25, 2001, relating to the consolidated balance sheets of IDEC Pharmaceuticals Corporation and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, and the related schedule, which report appears in the 2000 Annual Report on Form 10-K of IDEC Pharmaceuticals Corporation.

                                                     KPMG LLP



San Diego, California
March 28, 2001